Exhibit 10.30

To:	28, February 2006

Mr. Ernest Muller

Fairbanks Fund Inc.

New-York

Dear Mr. Muller,

1.	In consideration of the performance of Ernest Muller or his designee (the "Muller") on behalf of the Pluristem coming fund rising, Pluristem shall compensate Muller or his designee as follows:

2.

In the event that the Company will receive financing or other similar transaction ( the "Financing") with parties introduced to Pluristem by Muller and is listed below ( the "Parties") Pluristem shall compensate Muller as follows:

a.

In the event that the Company participates in a Financing with Parties , a cash fee equal to Five percent (5%) of the aggregate consideration received by Pluristem from Parties pursuant to a Financing ( the “Fee”). The Fee is to be paid via wire transfer 15 days after the closing date, or, if multiple closings take place, 15 day after each of the closing dates, to a bank account designated in writing to the Pluristem by Muller;

b.

Pluristem shall issue to Muller options or warrants (the "Options") to subscribe for that number of shares of the Company determined by multiplying five percent (5%) of the aggregate shares issued to the Parties, or in the event the Financing is in the form of a convertible debt, the number of shares that the convertible debt would be convertible into. The Financing Options will be exercisable at the same price as the same conditions as the Parties. The Financing Option will be issued within the same time as issued to the Parties.

c.	In the event that Parties will receive Fee or Options from the Company, then Muller will receive the Fee and Options less the Fee and Financing Options above 5% paid to Parties.
d.

In the event that Parties will receive Fee from the Company then the minimum Fee will be 20,000 $, if financing is between 500,000- 750,000$, or 32,500$ if financing is between 750,000- 1,250,000$ or 50,000$ if financing is between1,250.000$- 1,750,000$ or 70,000$ if financing is between1,750.000$- 2,250,000$ and 90,000$ if financing is above 2,500,000$.

e.

In the event that Parties will receive Options from the Company the minimum options will be 200,000 if financing is between 500,000- 750,000$, or 500,000 if financing is between 750,000- 1,250,000$ and 1,000,000 if financing is above 1,250.000$

f.	In any case the amount of Fee and Options given to Parties and Muller will be as permitted by law.

This letter replace previous letter.

Best regards,

Zami Aberman

President & CEO

The Parties: Double U Master Funds Ltd. and affiliates

James Yang & his investment funds
Corso Loseph & his investment funds